Exhibit 10.4

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of March 11, 2008, by and among Petroleum Engineers, Inc., a Louisiana corporation (“PEI”), Stratum Holdings, Inc., a Nevada corporation (“Stratum”), CYMRI, L.L.C., a Nevada limited liability company (“CYMRI”), and Triumph Energy, Inc., a Louisiana corporation (“Triumph”).  Stratum, CYMRI and Triumph are referred to as the “Stratum Parties”.

BACKGROUND

A.                                   Pursuant to a Securities Purchase Agreement dated the date hereof (the “Purchase Agreement”), by and among Hamilton Acquisition, Inc., a Delaware corporation (“HAI”), Stratum and CYMRI, HAI will acquire all the issued and outstanding capital stock of PEI from Stratum.  CYMRI and Triumph are direct or indirect wholly-owned subsidiaries of Stratum.

B.                                     The parties to the Purchase Agreement recognize that it is advisable for the Stratum Parties to provide to PEI: (i) the administrative, accounting support and other services for a transitional period described on Annex A to this Agreement (the “Stratum General Services”); (ii) the information technology services for a transitional period described on Annex B to this Agreement (the “Stratum IT Services”); and (iii) the certain services related to the transfer of property, files and other information described on Annex C to this Agreement (the “Stratum Transfer Services” and together with the Stratum General Services and the Stratum IT Services, the “Stratum Services”).

C.                                     The parties to the Purchase Agreement also recognize that it is advisable for PEI to provide to the Stratum Parties: (i) the administrative, accounting support and other services for a transitional period described on Annex A to this Agreement (the “PEI General Services”); and (ii) the information technology services for a transitional period described on Annex B to this Agreement (the “PEI IT Services” and together with the PEI General Services, the “PEI Services”).

D.                                    The execution of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, the parties agree as follows:

1.                                       Transition Services.

(a)                                  For purposes of this Agreement:

(i)                                     “Recipient” means PEI with respect to the Stratum Services and the Stratum Parties with respect to the PEI Services.

(ii)                                  “Service Provider” means the Stratum Parties with respect to the Stratum Services and PEI with respect to the PEI Services.

(iii)                               “Services” means the Stratum Services or the PEI Services, as applicable.

(b)                                 In consideration of the consummation of the transactions contemplated by the Purchase Agreement, the Service Provider will provide the Services to the Recipient for a term commencing on the date of this Agreement and ending at the time specified with respect to each such Service indicated as applicable on Annex A, Annex B and Annex C (and with respect to each such Service, at a cost indicated as applicable on Annex A, Annex B and Annex C); provided, however, the Stratum Parties and PEI each acknowledge and agree that the aggregate cost of all of the Stratum General Services on Annex A (other than the “Stratum office space” indicated in Annex A at a cost of $1,500 pro rated rent per month) and the aggregate cost of all of the PEI General Services on Annex A are intended to be offset and result in no (i.e., zero) net cost to either PEI or the Stratum Parties.  Each respective Recipient is under no obligation to continue to use any of such Services and may terminate any or all of such Services upon written notice to the Service Provider.

(c)                                  For any applicable Stratum IT Services or PEI IT Services indicated on Annex B, the Service Provider will periodically, but not more frequently than semi-monthly, submit to the Recipient statements of amounts due (based on actual hours and the applicable rates) in accordance with Annex B; provided, further, that all amounts billed and payable in accordance with Annex B will be paid within 30 days after receipt of each such statement hereunder.

(d)                                 For the rent payable by PEI to the Stratum Parties (as indicated under “Stratum office space” in Annex A), the Stratum Parties shall prepare a statement of amount due (based on a pro rated calculation for the number of days occupied and the applicable $1,500 rent cost per month) and submit such statement to PEI upon vacating the applicable premises and PEI shall pay such invoiced amount within 15 days after receipt of such statement hereunder.

2.                                       Responsibility.  The Service Provider will use those efforts and degree of care in providing the Services that are comparable to those used by the Service Provider for its own account in providing services, activities and work similar in nature to the Services.  To the extent reasonably possible, the Services will be substantially similar in nature and quality to the services provided or otherwise made available by the Service Provider to the Recipient immediately prior to the date of this Agreement.

3.                                       Confidentiality.

(a)                                  The Service Provider acknowledges that in connection with the performance of the Services it may have access to confidential information of the Recipient, including, without limitation, financial and operating results, internal accounting reports and systems, customer lists, consultant lists, vendor names, and employee information (the “Confidential Information”).  The Service Provider must keep all Confidential Information in strict confidence and, except as may be necessary to perform the Services or as may be otherwise required by applicable law, must not use any Confidential Information for any purpose other than for the Recipient’s exclusive benefit or disclose any portion of any Confidential Information to any third party without the prior written consent of the Recipient.  The Service Provider must use the same degree of care to protect the Confidential Information as it uses to protect its own confidential information, but, in no event, may the Service Provider use less than a commercially reasonable degree of care to protect the Confidential Information.  Information will not constitute Confidential Information which (i) is in or enters the public domain through no fault or wrongful action of the Service Provider, or (ii) after the termination of this Agreement, is independently developed by the Service Provider or is received by the Service Provider from a third party which, to the knowledge of the Service Provider, is not subject to any legal restriction on its right to use and disclose such information.

(b)                                 The Service Provider acknowledges that any unauthorized disclosure or use of any Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain, to the Recipient.  Accordingly, the Service Provider agrees that the Recipient will have the right to injunctive relief from a court of competent jurisdiction, as well as the right to pursue any and all other rights and remedies available at law or in equity for such a breach.

4.                                       Duration and Termination.

(a)                                  This Agreement is effective as of the date hereof and will continue until the expiration or termination of this Agreement upon the earliest to occur of the following:

(i)                                     the latest expiration date for the provision of all the Services by the Service Provider set forth in Annex A, Annex B or Annex C;

(ii)                                  each Recipient notifies the Service Provider that it terminates all of the Services that have not been previously terminated in accordance with Section 1;

(iii)                               the mutual written consent of the parties;

(iv)                              either the Stratum Parties (as a group) or PEI provides written notice of termination to the other party, in the event that the other party commences a case as debtor under Title 11 of the United States Code or any similar proceeding for the relief of debtors, or has any such case or proceeding commenced against it which is not vacated within 60 days of such commencement, or otherwise ceases to function as a going concern; and

(v)                                 either the Stratum Parties (as a group) or PEI provides written notice of termination to the other party, in the event that the other party defaults in the performance of its obligations under this Agreement in any material respect and such default continues for 10 days following written notice to the other party specifying such default in reasonable detail.

(b)                                 Upon the expiration or termination of this Agreement pursuant to this Section 4, the rights and obligations of the parties will terminate, except for the rights and obligations of the parties under Section 3, which will survive such expiration or termination without limitation; provided, however, that the termination of this Agreement will not relieve any party of its payment obligations for Services provided under this Agreement.  Upon such expiration or termination, the Stratum Parties and PEI will cease to have any obligation to provide any Services, and each party will promptly deliver to the other all data, programs, software materials, and other properties owned by the other and held by it in connection with the performance of its obligations under this Agreement.  Each party will assist the other at such other party’s reasonable request and expense in effecting an orderly termination of this Agreement.

5.                                       Relationship of Parties.  No Service Provider will act or represent or hold itself out as having authority to act as an agent or partner of the Recipient, or in any way bind or commit the Recipient to any obligations.  Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.  The employees (or contractors) performing the services contemplated by this Agreement will remain employees (or contractors) of each respective Service Provider.

6.                                       Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties hereto and any attempt to do so will be void.

7.                                       Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to its conflict of laws principles.

8.                                       Entire Agreement.  This Agreement and the Annexes attached hereto contain the entire understanding of the parties hereto with respect to the subject matter contained herein.  There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein.  This Agreement and the Annexes supersede all prior agreements and undertakings between the parties with respect to such subject matter.

9.                                       Severability.  If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenants or agreements will be null and void and will in no way affect the validity of the other provisions of this Agreement, which will otherwise be fully effective and enforceable.

10.                                 Further Assurances.  Each party will cooperate and take such action as may be reasonably requested by the other party to carry out the provisions and purpose of this Agreement and the transaction contemplated hereby.

11.                                 Amendment and Waiver.  No waiver, modification, amendment of any provision of this Agreement, or any consent will be effective unless specifically made in writing and duly signed by the party to be bound thereby.  No waiver of any term or condition of this Agreement, in any one or more instances, will constitute a waiver of the same term or condition of this Agreement on any future occasion.

12.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective as of the date first written above.

PEI:		STRATUM PARTIES:

PETROLEUM ENGINEERS, INC.		STRATUM HOLDINGS, INC.

By:	/s/ Charles R. Brown II	By:	/s/ D. Hughes Watler, Jr.
Its:	Chief Executive Officer	Its:	Chief Financial Officer

CYMRI, L.L.C.

		By:	/s/ Kenneth L. Thomas
		Its:	Chief Financial Officer

TRIUMPH ENERGY, INC.

		By:	/s/ Kenneth L. Thomas
		Its:	Chief Financial Officer